Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the combination of the financial information of Caravelle International Group (“Caravelle”) and Pacifico Acquisition Corp. (“Pacifico”) adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of October 31, 2022, assumes that the Business Combination and related transactions occurred on October 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2022, combines the condensed statement of operations of Caravelle for the year ended October 31, 2022 with the unaudited consolidated statements of comprehensive (loss) income for the year ended December 31, 2022 of Pacifico, giving effect to the Business Combination as if it had been consummated on November 1, 2021, the beginning of the earliest period presented. These periods are presented on the basis that Caravelle is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the SPAC Transaction and related transactions are based on certain currently available information and certain assumptions and methodologies that Pacifico believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the SPAC Transaction and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The SPAC Transaction

On April 5, 2022, Pacifico entered into that certain Agreement and Plan of Merger which was amended by the Amended and Restated Agreement and Plan of Merger (the “SPAC Transaction”) dated August 15, 2022 (the “Merger Agreement”), by and among Caravelle, Pacifico International Group, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Caravelle (“Merger Sub 1”), Pacifico Merger Sub 2 Inc., a Delaware corporation and a direct wholly-owned subsidiary of Caravelle (“Merger Sub 2” and, together with Caravelle and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Caravelle Group Co., Ltd, a Cayman Islands exempted company (“Caravelle Limited”).

On December 16, 2022, the SPAC Transaction was completed and Caravelle became a publicly traded holding company listed on the Nasdaq Capital Market and Caravelle Limited became a wholly owned subsidiary of Caravelle. The SPAC Transaction was completed through a two-step process as follows:

(Step 1) Merger Sub 1 merged with and into Caravelle Limited (the “Initial Merger”), and Caravelle Limited was the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of Caravelle, and

(Step 2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 merged with and into Pacifico (the “SPAC Merger” and together with the Initial Merger, the “Merger”), and Pacifico was the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Caravelle (collectively, the “SPAC Transaction”).

As a result of the SPAC Transaction, among other things, (i) all outstanding ordinary shares of Caravelle Limited were cancelled in exchange for 50,000,000 ordinary shares of the Company, (ii) each outstanding unit of Pacifico (the “Pacifico Unit”) was automatically detached, (iii) each unredeemed outstanding share of common stock of Pacifico (the “Pacifico Common Stock”) was cancelled in exchange for the right to receive one (1) Ordinary Share of Caravelle, (iv) every ten (10) outstanding rights of Pacifico (the “Pacifico Rights”) was contributed in exchange for one (1) Ordinary Share of Caravelle and such Pacifico Rights were cancelled and cease to exist, and (v) each unit purchase option of Pacifico (the “Pacifico UPO”) was automatically be cancelled and ceased to exist in exchange for one (1) unit purchase option of Caravelle (the “UPO”).

Accounting for the Business Combination

Caravelle was determined to be the accounting acquirer given that the original shareholders of Caravelle Limited effectively controlled the combined entity after the SPAC Transaction.  Pacifico is treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the SPAC Transaction, Caravelle’s shareholders have a majority of the voting power of the combined company, Caravelle comprised all of the ongoing operations of the combined entity, Caravelle comprised a majority of the governing body of the combined company, and Caravelle’s senior management comprised all of the senior management of the combined company. Accordingly, for accounting purposes, the SPAC Transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of shares by Caravelle for the net assets of Pacifico, accompanied by a recapitalization. Caravelle is determined as the predecessor, and the historical financial statements of Caravelle Limited became Caravelle’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The share and per share data is retrospectively restated to give effect to the reverse recapitalization. Net assets of Pacifico were stated at historical costs. No goodwill or other intangible assets was recorded. Operations prior to the SPAC Transaction were those of the Caravelle Limited.

Basis of Pro Forma Presentation

Caravelle is providing this information to aid you in your analysis of the financial aspects of the SPAC Transaction. The unaudited pro forma condensed combined financial statements described above and the assumption and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements should be read in conjunction with Caravelle’s and Pacifico’s historical financial statements and the related notes thereto.

The pro forma adjustments are preliminary, and the unaudited pro forma information have been presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the SPAC Transaction taken place on the dates noted, or of Caravelle’s future financial position or operating results. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Caravelle following the completion of the SPAC Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

CARAVELLE INTERNATIONAL GROUP AND SUBSIDIARIES

PRO FORMA COMBINED CONDENSED BALANCE SHEETS

As of October 31, 2022

(UNAUDITED)

			PRO FORMA		PRO FROMA
	Caravelle	Pacifico	ADJUSTMENTS	NOTE	COMBINED

ASSETS
Current Assets:
Cash and cash equivalent	$21,572,336	23	-		$21,572,359
Accounts receivable	3,955,311	-	-		3,955,311
Prepayments and other current assets	6,949,397	34,033	-		6,983,430
Due from related parties	951,655	-	-		951,655
Total Current Assets	33,428,699	34,056	-		33,462,755

Property and equipment, net	604,126	-	-		604,126
Prepayment and other non-current assets	1,538,591	-	(667,101)	(a)	871,490
Total Assets	$35,571,416	34,056	(667,101)		$34,938,371

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current maturity of long-term bank loan	$880,631		-		$880,631
Accounts payable	750,471		-		750,471
Advance from customers	10,067,278		-		10,067,278
Accrued expenses and other liabilities	8,492,923	2,607,638	(2,390,279)	(b)	8,710,282
Taxes payable	10,939	52,612	-		63,551
Due to related parties	2,976,902	1,075,000	(500,000)	(b)	3,551,902
Total Current Liabilities	23,179,144	3,735,250	(2,890,279)		24,024,115

Long-term bank loan	2,366,626	-	-		2,366,626
Deferred tax liability	1,293	-	-		1,293
Total Liabilities	25,547,063	3,735,250	(2,890,279)		26,392,034

COMMITMENTS AND CONTINGENCIES

Total Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 50,000,000 shares issued and outstanding at October 31, 2022 and 2021, respectively*	5,000	-	272	(b)	5,272
Additional paid-in capital*	152,550	175	(1,478,463)	(b)	(1,325,738)
Retained earnings	4,376,698	(3,701,369)	3,701,369	(b)	4,376,698
Total Shareholders’ Equity	4,534,248	(3,701,194)	2,223,178		3,056,232
Non-controlling interest	5,490,105	-	-		5,490,105
Total Equity	10,024,353	(3,701,194)	2,223,178		8,546,337
Total Liabilities and Equity	$35,571,416	34,056	(667,101)		$34,938,371

 The accompanying notes to unaudited pro forma condensed combined financial information

CARAVELLE INTERNATIONAL GROUP AND SUBSIDIARIES

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Twelve months Ended October 31, 2022	Twelve months Ended December 31, 2022	PRO FORMA		PRO FORMA
	Caravelle	Pacifico	ADJUSTMENTS	Note	COMBINED
Revenue
Ocean freight revenue	$178,126,765	-	$-		$178,126,765
Vessel service revenue	7,222,865	-	-		7,222,865
Total revenue	185,349,630	-		-	185,349,630

Cost of revenues	158,502,351	-	-	-	158,502,351
Gross profit (loss)	26,847,279	-		-	26,847,279

Operating expenses:
Selling expenses	16,342	-	-	-	16,342
General and administrative expenses	3,250,019	952,611	-	-	4,202,630
Total operating expenses	3,266,361	952,611	-	-	4,218,972

Income (loss) from operations	23,580,918	(952,611)			22,628,307

Other income (expense), net:
Interest income	18	487,783			487,801
Interest expense	(101,877)	(4,129)	-	-	(106,006)
Other income (expense), net	129,098	(504)	-	-	128,594
Total other income (expense), net	27,239	483,150		-	510,389

Income (loss) before income taxes	23,608,157	(469,461)	-	-	23,138,696

Provision for income taxes	11,243	52,612	-	-	63,855

Net income (loss)	23,596,914	(522,073)	-	-	23,074,841
Less: Net income (loss) attributable to non-controlling interests	11,364,098	-		-	11,364,098
Net income (loss) attributable to the Company	$12,232,816	(522,073)	$-	-	$11,710,743

Comprehensive income (loss)	23,596,914	(522,073)	-		23,074,841
Less: Comprehensive income (loss) attributable to non-controlling interests	11,364,098	-	-		11,364,098
Comprehensive income (loss) attributable to the Company	$12,232,816	(522,073)	$-		$11,710,743

Earnings (losses) Per share attributable to the Company - Basic and diluted*	$0.24	-	$-		$0.22
Weighted Average Shares Outstanding - Basic and diluted*	50,000,000	-	-		52,774,579

 The accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — BASIS OF PRESENTATION

The SPAC Transaction accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pacifico was treated as the “accounting acquiree” and Caravelle as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Caravelle issuing shares for the net assets of Pacifico, followed by a recapitalization. The net assets of Pacifico were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Caravelle.

The unaudited pro forma condensed combined balance sheet as of October 31, 2022, assumes that the Business Combination and related transactions occurred on October 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2022, combines the condensed statement of operations of Caravelle for the year ended October 31, 2022 with the unaudited consolidated statements of comprehensive (loss) income for the year ended December 31, 2022 of Pacifico, giving effect to the Business Combination as if it had been consummated on November 1, 2021, the beginning of the earliest period presented. These periods are presented on the basis that Caravelle is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the SPAC Transaction and related transactions are based on certain currently available information and certain assumptions and methodologies that Pacifico believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the SPAC Transaction and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, and operating efficiencies that may be associated with the SPAC Transaction. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the SPAC Transaction and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Caravelle and Pacifico.

NOTE 2 — ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the SPAC Transaction, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pacifico has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Caravelle and Pacifico have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts as of October 31, 2022, presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Caravelle’s shares outstanding, assuming the SPAC Transaction and related transactions occurred on the earliest period presented: November 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of October 30, 2022 are as follows:

(a)	To reflect capital transaction of Caravelle Limited’s deferred offering costs.

(b)	To reflect recapitalization of Caravelle through (a) the contribution of all share capital in Caravelle to Pacifico, (b) the issuance 2,774,579 ordinary shares in connection with the SPAC Transaction (see below), including settlement of Pacifico’s deferred underwiring fee payable of $2,390,279 and promissory note of $500,000 and (c) the eliminate Pacifico’s historical accumulated deficit.

The following presents the calculation of basic and diluted weighted average shares outstanding upon completion of the SPAC Transaction

December 16, 2022

Weighted average shares calculation, basic and diluted
Pacifico Public Shares	25,079
Pacifico Public Right (10 for 1 common share)	575,000
Pacifico Shares held by Insider (founders/Sponsor initial share)	1,437,500
Ordinary Shares issuable in exchange for convertible promissory note settlement	55,000
Ordinary Shares issuable in exchange for shares of Pacifico Common Stock and related rights owned by Pacifico’s sponsor	275,000
Pacifico shares underlying Rights included as part of the Private Placement	63,250
Issuance of common stock to Chardan Capital Markets, LLC after successful completion of business combination	43,125
Issuance of common stock to Chardan Capital Markets, LLC as Pacifico’s M&A Consultant ($10/share)	300,625
Issuance of common stock to Caravelle Limited’s shareholders in the SPAC Transaction	50,000,000
Weighted average shares outstanding	52,774,579